Exhibit 10.73

April 30, 2013 amendment to California Power Research agreement.

EXHIBIT 3

From our meeting of 2-7-13, a synopsis of how we may proceed on our post-February course.

1. Extension of BPS-5 License Agreement development period by 24 months.
   a. Long term goals are ¼ brick and ½ brick "First Commercial Product" and completion of Technology Transfer, with ¼ brick and Technology Transfer in first year and ½ brick in second year.
   b. Short term quarterly goals are to be mutually established on a quarter-end schedule, i.e. March 31, 2013/June 30, 2013/September 30, 2013, etc.
2. The Technology Transfer format will be in whiteboard/lecture venue, with participating attendance urged. Focus will be on BPS-5/ Harmonic Displacement Reduction (HDR) function in an Intellectual Property context and for a particular product design (¼ brick). Video is of considerable reference utility. All formulae will be attributed to references from power conversion and related disciplines. Not contemplated are fundamental tutorials on magnetics, comparators, amplifiers, components, materials, etc. This Technology Transfer activity should commence co-incident with the test activity of the ¼ brick and be available for the CUI/CPR collaborative design of the ½ brick. Ultimately, the Technology Transfer must provide the means by which a "competent practitioner of the power conversion art" (as the patent folks say) may execute original BPS-5/HDR design.
3. The quarterly reviews are largely intended to maintain focus on and confirm progress

Initial & Date
Licensor [signature] 4-16-13
Licensee MM 4-30-13

toward the long term goals. For example, the initial review (March 31, 2013) should establish the short term goal of a completed Rev 10 PWB layout by May 31, 2013 (or sooner). The June 30, 2013 quarterly may confirm layout and set a goal of initial testing by August 31, 2013. There will be essential particulars to each quarterly plan, but "planning for the planning meeting" can become counter-productive.

4. The [redacted] "development cost offset" voluntarily provided by exempting from royalties the initial [redacted] in sales is sufficient to mollify the financial contingent. Currently scheduled [redacted]/month disbursements are maintained, but are re-authorized (or not) at the quarterly intervals of 1.b above. If not re-authorized, a one time additional [redacted] disbursement is automatic (30 day notice of termination). There is no merit (incentive or otherwise) to manipulating this disbursement schedule, and costs would increase. The royalty disbursements of the BPS-5 License Agreement would commence with the 3rd [redacted] in sales and follow the modified Lehman formula of [redacted] and [redacted] thereafter.

5. Potentially proprietary elements coming from product development during the "BPS-5 License Agreement" or the 24-month extension of the development period may, at CUI's request, be prosecuted to patent. CUI would be the Assignee in the event of successful prosecution, with no change in license compensation or term. Individual

Initial & Date
Licensor [signature] 4-16-13
Licensee [signature] 4-30-13

inventor identity is of no particular contractual significance, other than the requirement that the inventor(s) of record must have actually performed or essentially contributed to the invention process.

The intellectual property basis for Magnetic Volume Utilization (MVU), External Field Equalizer (EFE), and Harmonic Displacement Reduction (HDR) antedates the "BPS-5 License Agreement." In the event of prosecution to patent, rights are incorporated for use with that License (paragraph 1.F), excepting Type I & II MIL products. Within this scope, CUI would control these patents, with no change in license compensation or term.

Based on assessment for "stand-alone" license viability, CPR had not previously elected prosecution to patent of MVU, EFE or HDR. However, CUI has requested prosecution to patent of these three intellectual property elements. Accordingly (via the offices of Van Pelt, Yi & James LLP), CPR has filed provisional applications for MVU and EFE. These provisionals will be timely refiled during the 24-month extension of the development period pertaining to the "BPS-5 License Agreement," and an initial provisional application for HDR will be timely filed.

CUI has borne, and will continue to bear all costs attendant to CUI requested prosecution to patent activity. It is noted that award does not invariably result from prosecution.

Initial & Date
Licensor [signature] 4-16-13
Licensee [signature] 4-30-13